EXHIBIT 10.1

Second Amendment to Employment Agreement

On or about January 19, 2009,        (“Executive”), Freescale Holdings GP, Ltd. (“GP”) and Freescale Semiconductor, Inc. (“Freescale”) executed an “Amendment to Employment Agreement” agreeing to a 10% reduction of Executive’s then current base salary provided for in the Employment Agreement (“Agreement”) previously executed among GP, Freescale and Executive. Freescale and Executive now agree to the following Second Amendment (“Second Amendment”) to the Agreement:

Executive consents to an additional 3.85% reduction of Executive’s current reduced base salary. Executive understands that this additional salary reduction will be effective immediately, and will continue until December 31, 2009, unless Freescale, in its sole discretion, decides to restore Executive’s current base salary prior to that date. As consideration for the additional salary reduction, ten (10) additional days of Paid Time Off (PTO) will be added to the existing PTO balances, with five (5) days of additional PTO added on July 26, 2009 and five (5) additional days added on October 2, 2009 subject to continued employment. Executive acknowledges the adequacy of the consideration for this Second Amendment.

Executive understands that Freescale does not intend this additional temporary pay reduction to impact the level of any benefits that are calculated using Executive’s base salary. Unless prohibited by law or contract, benefits such as life insurance, disability pay and severance pay, as applicable, will be calculated using Executive’s current base salary as of January 1, 2009 and not the base salary after this additional temporary pay reduction.

Executive agrees not to seek future payment from Freescale of the difference between Executive’s current base salary and the amount Executive is paid during this temporary salary reduction. Executive further agrees not to use this temporary salary reduction as a basis for claiming constructive discharge, violation of Freescale policy, a right to severance pay or breach of Executive’s Agreement. Specifically, but without limitation, Executive agrees that this temporary salary reduction does not constitute a breach of the Agreement, Good Reason under the Agreement or other agreements or benefit plans, or the basis for a claim of severance or other benefits or other payments under the Agreement or any other agreement with Freescale.

Executive represents that the decision to agree to this Second Amendment and this additional temporary salary reduction is completely voluntary, and that Executive has not been coerced or pressured in any way to agree to this Second Amendment.

Executive	Freescale Semiconductor, Inc.

Signature	Signature

Name	Name

Title	Title

Date Signed	Date Signed